UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑                                      Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

DRIL-QUIP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Price per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(6)	Amount previously paid:
	(7)	Form, Schedule or Registration Statement No.:
	(8)	Filing party:
	(9)	Date filed:

Notes:

Reg. § 240.14a-101.

SEC 1913 (3-99)

Dril-Quip, Inc. 6401 N. Eldridge Parkway Houston, Texas 77041

April 2, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, on May 16, 2014 at 10:00 a.m. For those of you who cannot be present at this annual meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, please sign, date and mail promptly the enclosed proxy in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support.

Blake T. DeBerry

President and Chief Executive Officer

DRIL-QUIP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2014

To the Stockholders of

Dril-Quip, Inc.:

The annual meeting of stockholders of Dril-Quip, Inc. will be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, on May 16, 2014 at 10:00 a.m., Houston time, for the following purposes:

1.	To elect the nominees named in the Proxy Statement as directors to serve for a three-year term (Proposal 1).

2.	To approve amendments to the Restated Certificate of Incorporation of Dril-Quip, Inc. to:

•	increase the number of authorized shares of common stock (Proposal 2);

•	delete obsolete provisions (Proposal 3); and

•	delete the exception to the business combination provisions for our co-founders (Proposal 4).

3.	To approve the appointment of BDO USA, LLP as independent registered public accounting firm for 2014 (Proposal 5).

4.	To conduct a non-binding advisory vote to approve the Company’s compensation of its named executive officers (Proposal 6).

5.	To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed March 24, 2014 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

By Order of the Board of Directors

Blake T. DeBerry

President and Chief Executive Officer

April 2, 2014

6401 N. Eldridge Parkway

Houston, Texas 77041

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2014.

The Proxy Statement, our annual report to stockholders and other proxy materials are available at http://www.edocumentview.com/DRQ.

Dril-Quip, Inc.

6401 N. Eldridge Parkway

Houston, Texas 77041

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dril-Quip, Inc., a Delaware corporation, of proxies from the holders of our common stock, par value $0.01 per share, for use at the 2014 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. We expect to provide notice and electronic delivery of this proxy statement and the accompanying proxy to stockholders on or about April 2, 2014. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice.

In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by our regular employees. We will pay all costs of soliciting proxies. We will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of such stock.

RECORD DATE AND VOTING SECURITIES

As of the close of business on March 24, 2014, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had outstanding and entitled to vote              shares of common stock. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders.

The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of our common stock. Proxies indicating stockholder abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange, or NYSE, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting in uncontested director elections on behalf of the clients without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal 2 (approval of amendment to Restated Certificate of Incorporation to increase the number of authorized shares of common stock), Proposal 3 (approval of amendment to Restated Certificate of Incorporation to delete obsolete provisions), Proposal 4 (approval of amendment to Restated Certificate of Incorporation to delete exceptions to the business combination provisions for co-founders) and Proposal 5 (approval of the appointment of independent registered public accounting firm). Brokers cannot vote on Proposal 1 (election of directors) or Proposal 6 (advisory vote to approve executive compensation) without instructions from the beneficial owners. If you do not instruct your broker how to vote on these matters, your broker will not vote for you.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as director of the nominees listed herein, FOR approval of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock, FOR approval of the amendment to the Restated Certificate of Incorporation to delete obsolete provisions, FOR approval of the amendment to the Restated Certificate of Incorporation to delete the exception to the business combination provisions for our co-founders, FOR approval of the appointment of BDO USA, LLP as our independent registered public accounting firm, FOR approval, on an advisory basis, of the compensation of our named executive officers and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting.

A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Secretary at our executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person. Our executive offices are located at 6401 N. Eldridge Parkway, Houston, Texas 77041. For a period of ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at our executive offices.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned directly or indirectly as of March 24, 2014 by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, director nominees and executive officers and (iii) all executive officers, director nominees and directors as a group.

	Amount of Beneficial Ownership
Name of Beneficial Owner (1)	Number of Shares	Percent of Stock
Blake T. DeBerry (2)	79,698	*
James A. Gariepy (3)	79,698	*
Jerry M. Brooks (4)	55,464	*
James C. Webster (5)	16,486	*
Alexander P. Shukis (6)	3,784	*
John V. Lovoi (6)	4,158	*
L. H. Dick Robertson (6)	3,784	*
Terence B. Jupp (7)	2,425	*
All directors and executive officers as a group (8 persons)	245,497	*
BlackRock, Inc. (8)	2,840,368%
40 East 52nd Street
New York, NY 10022
Prudential Financial, Inc. (9)	2,440,325%
751 Broad Street
Newark, NJ 07102
The Vanguard Group (10)	2,218,572%
100 Vanguard Boulevard
Malvern, PA 19355
Jennison Associates LLC (11)	2,190,172%
466 Lexington Avenue
New York, NY 10017

*	Less than 1%.
(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The address of each such person, unless otherwise provided, is 6401 N. Eldridge Parkway, Houston, Texas 77041.
(2)	Includes (a) 24,529 shares of restricted stock held directly by Mr. DeBerry and (b) 45,000 shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 24, 2014.
(3)	Includes (a) 24,529 shares of restricted stock held directly by Mr. Gariepy and (b) 45,000 shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 24, 2014.
(4)	Includes (a) 9,309 shares of restricted stock held directly by Mr. Brooks and (b) 42,500 shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 24, 2014.
(5)	Includes (a) 8,923 shares of restricted stock held directly by Mr. Webster and (b) 4,000 shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 24, 2014.
(6)	Includes 2,559 shares of restricted stock held directly.

(7)	Includes 2,025 shares of restricted stock held directly by Mr. Jupp.
(8)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 28, 2014. The filing indicates that BlackRock, Inc. has sole voting power with respect to 2,675,985 shares and sole dispositive power with respect to 2,840,368 shares.
(9)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2014. Prudential Financial, Inc. is a parent holding company and indirect parent of Jennison Associates LLC, Prudential Investment Management, Inc. and Quantitative Management Associates LLC, who are beneficial owners of common stock. Such filing indicates that Prudential Financial, Inc. has sole voting power with respect to 161,295 shares, shared voting power with respect to 2,196,581 shares, sole dispositive power with respect to 161,295 shares and shared dispositive power with respect to 2,279,030 shares. Together with Jennison Associates LLC, Prudential Investment Management, Inc. and Quantitative Management Associates LLC, Prudential Financial, Inc. may be deemed the beneficial owner of 2,440,325 shares.
(10)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014. Such filing indicates that The Vanguard Group has sole voting power with respect to 25,280 shares, sole dispositive power with respect to 2,195,492 shares and shared dispositive power with respect to 23,080 shares.
(11)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2014. Such filing indicates that Jennison Associates LLC has sole voting power with respect to 2,107,723 shares and shared dispositive power with respect to 2,190,172 shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2016, 2014 and 2015, respectively. The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

Our Board of Directors has nominated each of Blake T. DeBerry and John V. Lovoi for election as a director to serve a three-year term expiring on the date of the annual meeting of stockholders to be held in 2017 (or until his successor is duly elected and qualified). Messrs. DeBerry and Lovoi currently serve as members of our Board of Directors. In accordance with our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not affect the outcome of the vote. For additional information on the election of directors, see “Corporate Governance Matters — Majority Voting in Director Elections.”

Our Board of Directors has no reason to believe that Messrs. DeBerry and Lovoi will not be candidates for director at the time of the annual meeting or will be unable to serve as directors. If Mr. DeBerry or Mr. Lovoi become unavailable for election, our Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

The Board of Directors recommends that you vote FOR the election of the nominees listed below. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Nominees for Class II Director for Three-Year Term to Expire in 2017

The following sets forth information concerning the nominees for election as a director at the annual meeting, including the nominees’ age as of March 24, 2014, position with us, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating, Governance and Compensation Committee and the Board to determine that the nominees should serve as directors of the Company.

Blake T. DeBerry, age 54, has served as a Class II director and the President and Chief Executive Officer of the Company since October 2011. Prior to that time, he served as our Senior Vice President — Sales and Engineering. Mr. DeBerry has filled various engineering and management positions since his employment began with us in 1988, including as Vice President of Dril-Quip Asia Pacific PTE. Ltd. based in Singapore. Mr. DeBerry holds a bachelor of science degree in mechanical engineering from Texas Tech University. Mr. DeBerry was selected to serve as a director because he is our Chief Executive Officer, he has extensive knowledge of the Company and its operations and people gained over 25 years and he has demonstrated engineering knowledge and technical expertise.

John V. Lovoi, age 53, has been a Class II director since May 2005 and Chairman of the Board since October 2011. He is also chairman of the Nominating, Governance and Compensation Committee and a member of the Audit Committee of the Board of Directors. He is the Managing Partner of JVL Advisors LLC, a private energy investment company established in 2002. From January 2000 to August 2002, Mr. Lovoi was a Managing Director at Morgan Stanley Incorporated, and during this period served as head of the firm’s Global Oil and Gas Research practice and then as head of the firm’s Global Oil and Gas Investment Banking practice. From 1995 to 2000, he was a leading oilfield services and equipment research analyst for Morgan Stanley. Prior to joining Morgan Stanley, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi is a director of Helix Energy Solutions Group, an energy services company, chairman of the board of directors of Epsilon Energy LTD., an oil and gas company based in Canada, and is a former director of Evergreen Energy, Inc., a provider of energy technology. Mr. Lovoi holds a bachelor of science degree in chemical engineering from Texas A&M University and an MBA degree from the University of Texas at Austin. Mr. Lovoi was selected to serve as a director due to his financial expertise and industry insight, as well as his experience as a director of other public companies.

Information Concerning Class I and Class III Directors

The following sets forth information concerning the Class I and Class III directors whose present terms of office will expire at the 2016 and 2015 annual meetings of stockholders, respectively, including each director’s age as of March 24, 2014, position with us, if any, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating, Governance and Compensation Committee and the Board to determine that the nominee should serve as a director of the Company.

Class I

Alexander P. Shukis, age 69, has been a Class I director since February 2003. He is chairman of the Audit Committee and a member of the Nominating, Governance and Compensation Committee of the Board of Directors. From July 2001 until his retirement in December 2007, Mr. Shukis was the Controller of Corporate Strategies, Inc., a merchant bank. From 1997 to July 2001, Mr. Shukis was self-employed, working as a business consultant. From 1995 to 1997, he was Chief Financial Officer and Director of Great Western Resources, Inc., an exploration and production company. He served as Vice President and Controller of Great Western Resources, Inc. from 1986 to 1995. Mr. Shukis holds a BBA in accounting from the University of Houston. Mr. Shukis was selected to serve as a director due to his extensive financial and accounting background and his knowledge of the energy industry.

Terence B. Jupp, 54, has been a Class I director since November 2012. He is a member of the Audit Committee and the Nominating, Governance and Compensation Committee of the Board of Directors. Mr. Jupp has been Chief Operating Officer of CASA Exploration, an oil and gas exploration company, since January 2012. From September 2009 until January 2012, Mr. Jupp was President and Chief Executive Officer of Trans-Global Oil and Gas Corp., and from April 2008 until August 2009 was Chief Operating Officer of Turkana Energy. From May 2007 until March 2008, Mr. Jupp was a private investor. From August 2006 until April 2007, Mr. Jupp was employed by Anadarko Petroleum as Vice President International Operations — Americas/Far East following its acquisition of Kerr-McGee Oil and Gas. Prior to that, he worked for Kerr-McGee in various management positions domestically and internationally for over 20 years, including as Vice President —International Exploration and Production. Mr. Jupp holds a Bachelor of Science degree in petroleum engineering from Texas A&M University. Mr. Jupp was selected to serve as a director due to his executive experience with oil and gas exploration companies, including his international experience in the energy industry.

Class III

L. H. Dick Robertson, age 79, has been a Class III director since December 2006 and is a member of the Audit Committee and the Nominating, Governance and Compensation Committee of the Board of Directors. Previously, he was the president and chief executive officer of Dual Drilling Company, an international offshore drilling contractor, from 1984 until June 1996, when Dual Drilling merged with Ensco International Incorporated. From June 1996 to the present, Mr. Robertson has been retired. Prior to his employment with Dual Drilling Company, Mr. Robertson served as president and chief executive officer of Republic Drilling & Service, president of Progress Drilling & Marine, Inc., chairman, president and chief executive officer of Atwood Oceanics, Inc. and senior vice president of Global Marine, Inc. Mr. Robertson holds a bachelor of science degree in petroleum engineering and a BBA in general business from Texas A&M University. Mr. Robertson was selected to serve as a director due to his executive experience, including his experience as chief executive officer of contract drilling companies, and his background in the energy industry.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

The offices of Chairman of the Board and Chief Executive Officer are currently separate and have been separate since October 2011. At that time, the Board of Directors appointed Mr. Lovoi as Chairman of the Board and Blake T. DeBerry as President and Chief Executive Officer.

The Board does not have a policy requiring either that the positions of the Chairman of the Board and the Chief Executive Officer should be separate or that they should be occupied by the same individual. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on the matter when it elects a new chief executive officer or at other times consideration is warranted by circumstances. The Board believes that this structure enables it to fulfill its oversight role in determining the manner in which its leadership is configured with a view toward flexibility and maintaining a structure that best serves our Company and its stockholders.

The Board believes that the current separation of these two important roles is in the best interest of the Company and its stockholders at this time. This structure permits the Chairman to direct board operations and lead the board in its oversight of management and the Chief Executive Officer to develop and implement the Company’s board-approved strategic vision and manage its day-to-day business. The separation of duties also allows Mr. Lovoi and Mr. DeBerry to focus on their responsibilities as Chairman and Chief Executive Officer, respectively. The Board believes that the independent board chairman helps provide an opportunity for Board members to provide more direct input to management in shaping our organization and strategy and strengthens the Board’s independent oversight of management. To that end, at each regularly scheduled Board meeting, our non-management directors hold executive sessions at which our management is not in attendance. Mr. Lovoi, as Chairman, presides at these sessions.

Board’s Role in the Oversight of Risk Management

The Board of Directors has ultimate oversight responsibility for our system of enterprise risk management. Management is responsible for developing and implementing our program of enterprise risk management. Pursuant to the Audit Committee charter, the Audit Committee has been designated to take the lead in overseeing our risk management process and overall risk management system at the Board level. Accordingly, the Audit Committee meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors our risk management policies and guidelines concerning risk assessment and risk management. In this role, the Audit Committee receives reports from management and other advisors and analyzes our risk management process and system, the nature of the material risks we face and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into our overall corporate strategy and day-to-day business operations. Our risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask our executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing our compensation program, the Nominating, Governance and Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us and has concluded that they do not create such risks as presently constituted.

Determinations of Director Independence

Under rules adopted by the NYSE, no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation.

As contemplated by the rules of the NYSE then in effect, the Board adopted categorical standards in 2004 to assist the Board of Directors in making independence determinations. Under the rules then in effect, immaterial relationships that fall within the guidelines were not required to be disclosed separately in proxy statements. As set forth in our Corporate Governance Guidelines, a relationship falls within the categorical standard if it:

•	is not a type of relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•	consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; or

•	is not a type of relationship that would require disclosure in the proxy statement under Item 404 of Regulation S-K of the SEC.

In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, his family members or any business, charity or other entity in which the director has an interest, on the one hand, and we, our affiliates, or our senior management has an interest, on the other. The Board considered the relationships and transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees.

In connection with its determination as to the independence of directors, the Board considered ordinary course transactions between the Company and a subsidiary of Helix Energy Solutions Group, Inc. In particular, the Board considered that Mr. Lovoi is a director of Helix Energy Solutions Group, Inc. and that Helix made payments for products purchased from the Company of approximately $380,465 in 2013. These payments represent approximately 0.04% of the Company’s consolidated gross revenues in 2013, and approximately 0.04% of Helix’s consolidated gross revenues in 2013. The Board also considered that Helix may order additional products from the Company in the future. The Board has concluded that these transactions and relationships do not adversely affect Mr. Lovoi’s ability or willingness to act in the best interests of the Company and its stockholders or otherwise compromise his independence, nor are similar transactions in the future expected to adversely affect Mr. Lovoi’s independence. The Board took note of the fact that these transactions were on standard terms and conditions and that neither company was afforded any special benefits. The Board further noted that Mr. Lovoi had no involvement in negotiating the terms of the purchases or interest in the transactions.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Jupp, Lovoi, Robertson and Shukis are independent from us and our management. In addition, the Board of Directors affirmatively determined that Messrs. Jupp, Lovoi, Robertson and Shukis are independent under the additional standards for audit committee membership under rules of the SEC. The remaining director, Mr. DeBerry, is not independent because of his current service as a member of our senior management.

You can access our Independence Guidelines in our Corporate Governance Guidelines on the Investors section of our website at www.dril-quip.com.

Code of Business Conduct and Ethics

Pursuant to NYSE rules, we have adopted the Dril-Quip, Inc. Code of Business Conduct and Ethics for our directors, officers and employees. The Code of Business Conduct and Ethics, which also meets the requirements of a code of ethics under Item 406 of Regulation S-K, is posted on our website at www.dril-quip.com. Changes in and waivers to the Code of Business Conduct and Ethics for our directors and executive officers will also be posted on our website.

Majority Voting in Director Elections

Our amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, a contested election is one at which the number of candidates for election as directors exceeds the number of directors to be elected, as determined by our Corporate Secretary as of the tenth day preceding the date we mail or deliver a notice of meeting to stockholders.

Our Corporate Governance Guidelines include director resignation procedures. In brief, these procedures provide that:

•	An incumbent director nominee must submit an irrevocable letter of resignation that becomes effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of stockholders at which such nominee faces re-election and (2) the Board accepts such resignation;

•	Each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election as a director;

•	Upon the failure of any nominee to receive the required vote, the Nominating, Governance and Compensation Committee makes a recommendation to the Board on whether to accept or reject the resignation;

•	The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

•	The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our Corporate Governance Guidelines can be found on the Investors section of our website at www.dril-quip.com.

Committees of the Board of Directors

The Board of Directors has appointed two committees: the Audit Committee and the Nominating, Governance and Compensation Committee.

Audit Committee

The current members of the Audit Committee are Mr. Shukis, who serves as Chairman, and Messrs. Jupp, Lovoi and Robertson. The Board of Directors has determined that Mr. Shukis is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee Charter contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of our independent auditors.

Nominating, Governance and Compensation Committee

The current members of the Nominating, Governance and Compensation Committee are Mr. Lovoi, who serves as Chairman, and Messrs. Jupp, Robertson and Shukis.

The Board of Directors has approved the Nominating, Governance and Compensation Committee Charter, which contains a detailed description of the Nominating, Governance and Compensation Committee’s responsibilities. Under the charter, the Nominating, Governance and Compensation Committee identifies and recommends individuals qualified to become Board members, consistent with criteria approved by the Board, and assists the Board in determining the composition of the Board and its committees, in monitoring a process to assess Board and committee effectiveness and in developing and implementing our corporate governance guidelines, practices and procedures. In fulfilling its compensation role, the Nominating, Governance and Compensation Committee assists the Board in establishing the compensation of our directors and executive officers in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of applicable law and regulations and rules of applicable regulatory bodies.

Compensation Matters

In fulfilling its compensation role, the Nominating, Governance and Compensation Committee is authorized to:

•	review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation; evaluate the Chief Executive Officer’s performance in light of those goals and objectives; and either as a committee or together with other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on that evaluation, including administering, negotiating any changes to and determining amounts due under the Chief Executive Officer’s employment agreement;

•	review and approve, or make recommendations to the Board with respect to, the compensation of other executive officers, and oversee the periodic assessment of the performance of such officers;

•	from time to time consider and take action on the establishment of and changes to incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by our stockholders;

•	administer our compensation plans, including authorizing the issuance of our common stock and taking other action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans; and

•	review from time to time when and as the Nominating, Governance and Compensation Committee deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or make recommendations to the Board with respect to, any changes in such compensation and benefits.

In October 2013, the Nominating, Governance and Compensation Committee awarded restricted stock and performance units to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel and a specified amount of restricted stock and performance units to be distributed among key employees at the discretion of Mr. DeBerry. Subject to certain limitations, our long term incentive plan permits the Nominating, Governance and Compensation Committee to delegate its duties under the plan to the Chairman of the Board and our senior officers. The Nominating, Governance and Compensation Committee also increased the salaries of these officers to levels considered appropriate for officers in our peer group.

The Nominating, Governance and Compensation Committee has the authority to engage a third-party consultant at any time. Since October 2011, the Nominating, Governance and Compensation Committee has engaged a third-party consultant, Meridian Compensation Partners, LLC (“Meridian”), to evaluate and recommend appropriate modifications to our compensation program consistent with our program’s objectives.

The Nominating, Governance and Compensation Committee also met in February 2014 to determine the annual cash incentive compensation earned during 2013 by our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel. Annual cash compensation for 2013 was based on the Company’s actual performance compared to target performance and adjusted for each officer for the achievement of personal goals. Please see “Executive Compensation — Compensation Discussion and Analysis” for information about the Company’s 2013 executive officer compensation.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating, Governance and Compensation Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board of Directors, our executive officers, individuals personally known to the members of the Nominating, Governance and Compensation Committee and research. In addition, the Nominating, Governance and Compensation Committee will consider candidates submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement. Although the Board does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating, Governance and Compensation Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating, Governance and Compensation Committee. The Nominating, Governance and Compensation Committee did not receive any candidate submissions from stockholders during 2013. The Nominating, Governance and Compensation Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating, Governance and Compensation Committee. To nominate a director using this process, the stockholder must follow certain procedures required by the Bylaws which are described under “Additional Information — Advance Notice Required for Stockholder Nominations and Proposals” below.

Evaluating Candidates

The members of the Nominating, Governance and Compensation Committee are responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. The charter of the Nominating, Governance and Compensation Committee requires the Committee to evaluate each candidate for election to the Board in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in a number of areas. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•	skills and expertise complementary to the existing Board members’ skills; in this regard, the Nominating, Governance and Compensation Committee will consider the Board’s need for operational, sales, management, financial or other relevant expertise.

The Nominating, Governance and Compensation Committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Nominating, Governance and Compensation Committee will determine whether to interview the candidate, and, if warranted, will recommend that one or more of its members and senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating, Governance and Compensation Committee recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders or for appointment to fill vacancies on the Board.

Information Regarding Meetings

During 2013, the Board of Directors held four meetings. The Audit Committee met four times and the Nominating, Governance and Compensation Committee met twice. During 2013, all current directors attended at least 75% of the meetings of the Board of Directors and the committees thereof.

We expect, but do not require, Board members to attend the annual meeting. Last year, all but one of our Board members attended the annual meeting.

Stockholder Communications

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to “Board of Directors (Independent Members)” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholders and other interested parties may communicate directly with the Board of Directors by sending a written communication in an envelope addressed to “Board of Directors” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

Website Availability of Governance Documents

You can access our Corporate Governance Guidelines, Code of Business Conduct and Ethical Practices, Audit Committee Charter and Nominating, Governance and Compensation Committee Charter on the Investors section of our website at www.dril-quip.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Corporate Secretary at the address indicated on the first page of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Nominating, Governance and Compensation Committee is comprised entirely of Messrs. Jupp, Lovoi, Shukis and Robertson, each of whom is an independent director. None of the members of the Nominating, Governance and Compensation Committee during fiscal 2013 or as of the date of this proxy statement is or has been an officer or employee of Dril-Quip and no executive officer of Dril-Quip served on the compensation committee or board of any company that employed any member of Dril-Quip’s Nominating, Governance and Compensation Committee or Board.

Policies and Procedures for Approval of Related Person Transactions

The Board has adopted a written policy implementing procedures for the review, approval or ratification of related person transactions. Under the policy, a “related person” is any director, executive officer or more than 5% stockholder. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating, Governance and Compensation Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating, Governance and Compensation Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

RELATED PERSON TRANSACTIONS

Employment Agreements with Executive Officers

On December 8, 2011, we entered into employment agreements with Blake T. DeBerry, President and Chief Executive Officer, James A. Gariepy, Senior Vice President and Chief Operating Officer, Jerry M. Brooks, Vice President — Finance and Chief Financial Officer, and James C. Webster, Vice President — General Counsel and Secretary. The following summary of the employment agreements does not purport to be complete and is qualified by reference to the form of the agreements, which have been filed with the SEC and may be obtained from the Corporate Secretary at the address indicated on the first page of this proxy statement.

Each employment agreement has an initial three-year term but automatically extends for one additional year on the third anniversary of the effective date and on each subsequent anniversary of the effective date. Pursuant to the employment agreements, each executive will receive an annual base salary at least equal to the annual base salary earned by such executive immediately prior to the effective date. In addition to an annual salary, each executive will be eligible to receive an annual bonus to be determined each year in accordance with our normal bonus practices or under any annual bonus plan adopted by us after the effective date. Each executive will also be entitled to paid vacation in accordance with the Company’s policies, to receive benefits consistent with our other senior executives, including medical, life and disability insurance, and to participate in our incentive, savings and retirement plans. Each employment agreement is subject to the right of the Company and each respective executive to terminate his employment at any time. The employment agreements provide certain benefits upon termination or change-in-control. For more information, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

In addition, each executive is subject to a perpetual covenant not to use or disclose our trade secrets or confidential information and, if the executive is terminated after the first anniversary of the effective date, non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

DIRECTOR COMPENSATION

Effective as of January 1, 2013, the non-employee Chairman of the Board receives an annual fee of $150,000 and the Company’s other non-employee directors receive an annual fee of $75,000. In addition, the non-employee Chairman of the Board and the other non-employee directors receive a fee of $1,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or its committees and for other expenses incurred in their capacity as directors.

Under the Company’s 2004 Incentive Plan, as amended, non-employee directors may be granted awards in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards.

The following table sets forth a summary of the compensation paid to our non-employee directors for 2013:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John V. Lovoi	$160,000	$111,923	—	—	—	—	$271,923
L.H. Dick Robertson	$85,000	$111,923	—	—	—	—	$196,923
Alexander P. Shukis	$85,000	$111,923	—	—	—	—	$196,923
Terence B. Jupp	$84,000	$111,923	—	—	—	—	$195,923

(1)	Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC 718, “Share-Based Payment” (“ASC 718”). Assumptions used in the calculation of this amount are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

Upon the recommendation of the Nominating, Governance and Compensation Committee, the Board granted 958 shares of restricted stock to each of Messrs. Lovoi, Robertson, Shukis and Jupp in October 2013 under the 2004 Incentive Plan, as amended.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary objectives of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We had four named executive officers in 2013: our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel. The compensation of our named executive officers was at the discretion of the Nominating, Governance and Compensation Committee (the “Committee”) and was governed in part by employment agreements entered into with those executives on December 8, 2011. The employment agreements are described under “Related Person Transactions — Employment Agreements with Executive Officers” and “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

Purpose of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following objectives:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Committee. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance Matters —Committees of the Board of Directors — Nominating, Governance and Compensation Committee.” The Committee normally meets each February to set cash bonuses earned during the prior year and to review and, as appropriate, make changes to the executive compensation program. The Committee also normally meets in October to determine base salaries for our executive officers and award equity-based compensation. The Committee also meets at other times during the year and acts by written consent when necessary or appropriate.

Our Chief Executive Officer provides recommendations on the base salaries of our other executive officers. Our Chief Executive Officer also periodically reviews and recommends specific performance metrics to be used for determining our annual cash incentive payments. These recommendations are then presented to the Committee for its consideration and approval. Our Chief Executive Officer bases his recommendations on a variety of factors such as his appraisal of the executive’s job performance and contribution to the Company, improvement in organizational and employee development and accomplishment of strategic priorities. Our Chief Executive Officer does not make any recommendations regarding his own compensation.

Role of Consultants

The Committee has the authority to engage a third-party consultant at any time. To assist in carrying out its responsibilities, the Committee retained Meridian to provide independent advice on executive compensation and to perform specific tasks as requested by the Committee. Meridian reports directly to the Committee, which pre-approved the scope of work and the fees charged. The Committee reviewed and assessed Meridian’s independence and performance in order to confirm that it was independent and met all applicable regulatory requirements. No other services were provided to us by Meridian in 2013.

In October 2011, the Committee engaged Meridian to evaluate our compensation program consistent with our program’s policies and objectives. The Committee directed Meridian to review the base salary and short term and long term incentive of our named executive officers. Meridian used publicly available data from a peer group of oilfield service companies to assist in that analysis. In October 2012, the Committee directed Meridian to provide certain updates to its analysis with respect to compensation for the Company’s named executive officers in 2013.

The peer group data used in October 2012 in relation to compensation for the Company’s named executive officers for 2013 consisted of the following 11 publicly traded oilfield services and equipment companies: Oceaneering International, Inc., Oil States International, Inc., Superior Energy Services, Inc., Atwood Oceanics, Inc., Helix Energy Solutions Group, Inc., Hercules Offshore, Inc., Hornbeck Offshore Services, Inc., Gulfmark Offshore, Inc., Parker Drilling Company, Newpark Resources, Inc. and Tesco Corporation.

This peer group of companies represents a group of companies in the oilfield services industry of comparable size to Dril-Quip based on measures such as enterprise value, revenues, market capitalization and assets. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

In October 2013, the Committee directed Meridian to again analyze the base salary and short term and long term incentive of our named executive officers using publicly available data from the peer group companies for purposes of 2014 compensation of the Company’s executive officers. Meridian recommended and the Committee approved the addition of Forum Energy Technologies, Inc. to the peer group for this analysis.

Pursuant to Meridian’s recommendations and its own analysis, the Committee has implemented the compensation program for our named executive officers as further described below.

Elements of Compensation

General

Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term stock-based incentive compensation consisting of restricted stock and performance unit awards;

•	contributions to our 401(k) retirement plan; and

•	benefits such as medical and dental insurance.

We primarily seek to reward achievement of our short-term goals with base salary and annual cash incentive compensation, while long-term interests are rewarded through long-term equity awards. We believe that base salaries should be at levels competitive with peer companies that compete with us for business opportunities and executive talent, and annual cash bonuses and long-term stock-based incentive awards should be at levels which reflect progress toward our corporate goals and individual performance. In general, salary level and annual and long term incentive compensation for each named executive officer are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, scope of responsibilities, tenure and individual performance.

Relative Size of Major Compensation Elements

The relative sizes of the components of an executive’s compensation are determined in the sole discretion of the Committee, often with reference to recommendations by third party consultants. Pursuant to their employment agreements, however, the Committee may not reduce the salary of our named executive officers.

Factors taken into account in determining compensation for all executive officers are our performance and the executive’s responsibilities, experience, leadership, potential future contributions and demonstrated individual performance. The Committee seeks to achieve the appropriate balance between immediate cash rewards for the achievement of company-wide and personal objectives and long-term incentives that align the interests of our executive officers with those of our stockholders. In setting executive compensation, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee also considered the results of the 2013 advisory vote on executive compensation and, based upon the strong stockholder support, believes that its approach to executive compensation is appropriate.

The following table summarizes the relative size of base salary and incentive compensation for 2013 for each of our named executive officers:

Name	Base Salary	Annual Cash Incentive	Long-Term Stock-Based Incentive
Blake T. DeBerry	15%	28%	57%
James A. Gariepy	14%	27%	59%
Jerry M. Brooks	21%	28%	51%
James C. Webster	21%	21%	58%

Base Salary

We evaluate base salaries for our named executive officers annually. The base salaries for our Chief Executive Officer and our other executive officers are reviewed and approved by the Committee. Our Chief Executive Officer provides recommendations on adjustments to the base salary of our other executive officers. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provide an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities.

Base salaries for our named executive officers are based on a review of numerous factors, including our financial and operating performance during the relevant period and the executive officer’s experience level and contribution to our success. Salary determinations are subjective and are not based on any formula. The Committee and the Chief Executive Officer, as applicable, make a subjective assessment of our actual financial results compared to our overall annual budget based on the financial statements as a whole, taking into account market and economic conditions unknown during the preparation of the relevant annual budgets. Among other items, the Committee and the Chief Executive Officer compare our actual revenues and expenses, operating income, net income and earnings per share to the budgeted amounts for these items. In addition, annual adjustments to base salary also reflect changes or responses to changes in market data.

In determining the current base salaries, the relevant budgetary data available to the Committee included information from the last six months of 2012 and the first six months of 2013. The 2012 budget was prepared by Mr. DeBerry and approved by the Committee at its February 2012 meeting. The 2013 budget was prepared by Mr. DeBerry and approved by the Committee at its February 2013 meeting. For the twelve months ended June 30, 2013, the relevant portions of the Company’s 2012 and 2013 annual budgets forecasted revenues of $753 million, expenses of $583 million, operating income of $170 million, net income of $126 million and earnings per share of $3.12. Actual results for the same periods were revenues of $795 million, expenses of $606 million, operating income of $189 million, net income of $143 million and earnings per share of $3.52. In addition, the Committee recognized, and took into account, economic and market factors affecting the Company during the period, but unknown during the preparation of the 2012 or 2013 budgets.

In October 2012, the Committee met to review the overall compensation of the named executive officers based on their positions and performance, and in relation to the compensation provided to executives at the Company’s peers. In connection with that review, the Committee approved increases in the salaries of Messrs. DeBerry, Gariepy, Brooks and Webster to $630,000, $575,000, $365,000 and $325,000, respectively, effective as of October 17, 2012. These salaries were in effect until October 2013, at which time the Committee met again to review the overall compensation of the named executive officers. In connection with that review, the Committee approved increases in the salaries of Messrs. DeBerry, Gariepy, Brooks and Webster to $655,000, $600,000, $380,000 and $340,000, respectively, effective as of October 18, 2013.

Annual Cash Incentive Compensation

Our annual incentive compensation award provides an annual cash award that is designed to link each employee’s annual compensation to the achievement of annual performance objectives for the Company, as well as to recognize the employee’s performance during the year.

2013 Awards. In February 2013, based on the recommendations of Meridian, the Committee approved the cash bonus plan for our named executive officers for their performance in 2013 (the “2013 Bonus Plan”). Under the terms of the 2013 Bonus Plan, each executive’s bonus award for 2013 performance was calculated based on (i) our performance in the 12-month period ended December 31, 2013 against target performance, (ii) the executive officer’s achievement of personal objectives and (iii) the bonus target amounts for each executive officer which are set by the Committee. The annual cash incentive target for each of our executive officers was set by the Committee at the same percentages of their salaries as their cash incentive targets for 2012: 100% for each of Mr. DeBerry and Mr. Gariepy, 75% for Mr. Brooks and 50% for Mr. Webster.

At the beginning of 2013, our Chief Executive Officer proposed, and the Committee approved, our budget for 2013, including EBIT. Our Chief Executive Officer also established certain personal objectives for each executive. Our EBIT (which is the same as operating income) was chosen by the Committee as the relevant Company performance metric for the 2013 annual cash incentive awards. Our EBIT for 2013 was calculated by our Chief Financial Officer, based upon our audited financial statements, and presented to the Committee. The Committee reviewed the calculations as prepared by our Chief Financial Officer and determined the applicable performance percentages for purposes of determining the amount of the bonus in accordance with the following threshold, target and maximum amounts for our named executive officers:

	EBIT Element (70% of Bonus Determination)
	EBIT Performance as % of Budget	EBIT Bonus Target Multiplier
Maximum	120%	200%
	116	180.0
	112	160.0
	108	140.0
	104	120.0
Target	100%	100%
	96	90.0
	92	80.0
	88	70.0
	84	60.0
Threshold	80%	50%
	less than 80%	0%

The bonus amounts were determined by multiplying the dollar amount of each executive officer’s incentive target by the appropriate EBIT Bonus Target Multiplier and then subtracting up to 30% of that product for any personal objectives that are not satisfied. The satisfaction of personal objectives were determined at the discretion of our Chief Executive Officer and the Committee for our Chief Operating Officer, Chief Financial Officer and General Counsel, and at the discretion of the Committee for our Chief Executive Officer.

Based on our performance in 2013, we achieved EBIT performance as a percentage of our 2013 budget of approximately 118.7%, which corresponds to an EBIT Bonus Target Multiplier of approximately 193.7%. After any adjustment for the performance of our executive officers based on the achievement of their personal objectives in 2013, in February 2014, the Committee awarded bonuses to Messrs. DeBerry, Gariepy, Brooks and Webster in the amounts of $1,220,100, $1,113,600, $492,000 and $314,700, respectively, for their performance in 2013.

2014 Awards. In February 2014, the Committee approved cash bonus criteria under the Dril-Quip, Inc. Short Term Incentive Plan for executive officers for their performance in 2014 (the “2014 Bonus Criteria”), which is substantially similar to the 2013 Bonus Plan. Under the terms of the 2014 Bonus Criteria, each executive’s bonus award for 2014 performance will be calculated based on (i) our performance in the 12-month period ending December 31, 2014 against target performance, (ii) the executive officer’s achievement of personal objectives and (iii) the bonus target amounts for each executive officer which are set by the Committee. In February 2014, the annual cash incentive target for each of our executive officers for 2014 was set by the Committee at the following percentages of their salaries: 100% for each of Mr. DeBerry and Mr. Gariepy, and 75% for each of Mr. Brooks and Mr. Webster.

At the beginning of 2014, our Chief Executive Officer proposed, and the Committee approved, our budget for 2014, including EBIT. Our Chief Executive Officer also established certain personal objectives for each executive. Our EBIT was chosen by the Committee as the relevant Company performance metric for the 2014 annual cash incentive awards. Our EBIT for 2014 will be calculated by our Chief Financial Officer, based upon our audited financial statements, and presented to the Committee. The Committee will review the calculations as prepared by our Chief Financial Officer and determine the applicable performance percentages for purposes of determining the amount of the bonus in accordance with the following threshold, target and maximum amounts:

	EBIT Element (70% of Bonus Determination)
	EBIT Performance as % of Budget	EBIT Bonus Target Multiplier
Maximum	120%	200%
	116	180.0
	112	160.0
	108	140.0
	104	120.0
Target	100%	100%
	96	90.0
	92	80.0
	88	70.0
	84	60.0
Threshold	80%	50%
	less than 80%	0%

The bonus amounts will be determined by multiplying the dollar amount of each executive officer’s incentive target by the appropriate EBIT Bonus Target Multiplier and then subtracting up to 30% of that product for any personal objectives that are not satisfied. The determination of whether personal objectives are satisfied will be at the discretion of our Chief Executive Officer and the Committee for our Chief Operating Officer, Chief Financial Officer and General Counsel, and at the discretion of the Committee for our Chief Executive Officer.

Long-Term Stock-Based Incentive Compensation

Restricted Stock Grants. The Committee is responsible for restricted stock grants under our incentive compensation plan. The Committee approves the grant of restricted stock at meetings of the Committee, and generally does not grant restricted stock by written consent. The Committee establishes an award for our named executive officers and a total number of awards for non-executive employees and delegates to the Chief Executive Officer the distribution of such awards to our non-executive employees. Historically, our grants of equity compensation have been made on October 28, the anniversary of the closing of our initial public offering (or if such date is not a business day, the preceding business day).

In determining the amount, if any, of restricted stock granted to our named executive officers and our other key employees, the Committee considers numerous factors, including, among others, the following:

•	our financial and operating performance during the relevant period;

•	the executive’s contribution to our success;

•	the level of competition for executives with comparable skills and experience; and

•	the total number of shares of restricted stock granted to an executive over the course of his or her career, together with the retentive effect of additional restricted stock grants.

Based on these considerations, the Committee awarded each of Messrs. DeBerry and Gariepy with 9,629 shares of restricted stock, Mr. Brooks with 3,509 shares of restricted stock and Mr. Webster with 3,423 shares of restricted stock in October 2013.

Performance Units. The Committee also elected to grant to our current named executive officers shares of performance units in October 2013 under the 2004 Incentive Plan. The Committee believes adding a performance unit award to the Company’s long term stock-based compensation will better align executive performance with stockholder interests and will focus the officers on long-term performance as the performance units vest over three-year intervals. Under the plan, participants may earn from 0% to 200% of their target number of shares based upon the Company’s relative total share return (“TSR”) to the 15 component companies of the Philadelphia Oil Service Index (“OSX index”). The TSR is calculated over a 3-year period from October 1, 2013 to September 30, 2016.

The Committee considered the same factors enumerated above for its grant of performance units. Based on these considerations, the Committee granted to each of Messrs. DeBerry and Gariepy 9,629 performance units, Mr. Brooks with 3,509 performance units and Mr. Webster with 3,423 performance units. The Committee determined that it was appropriate to grant each executive officer awards in an equal number of performance units and restricted stock shares to balance the objectives of retention and performance.

Stock Options. The Committee last awarded stock options to named executive officers in October 2011. At that time, the Committee engaged Meridian to evaluate and recommend appropriate modifications to our compensation program consistent with our program’s objectives. Meridian completed its report in November 2011 and, pursuant to Meridian’s recommendations and after internal deliberation, the Committee elected to discontinue the use of stock options as an incentive tool in favor of restricted stock and performance unit awards, which more closely align the Company with its market peers.

Other Benefits

We provide our executive officers with other personal benefits that we believe are reasonable and consistent with our overall compensation program.

The employment agreements of our named executive officers provide certain benefits upon termination which are described under “Potential Payments Upon Termination or Change-in-Control.”

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

We make contributions to the Dril-Quip, Inc. 401(k) Plan, which is a voluntary and contributory plan for eligible employees. Our contributions, which are based on a percentage of matching employee contributions, totaled approximately $3.0 million in 2013, which includes an aggregate of $40,292 for our named executive officers’ benefit.

Impact of Accounting and Tax Treatments

Accounting Treatment

Under ASC 718, we recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. We utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options under ASC 718. Restricted stock awards are measured based on the fair value of the stock at the date of grant. We valued the performance unit awards using a Monte Carlo simulation model based on probable achievement level of the underlying performance conditions as of the grant date.

Tax Treatment

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer or any of the three other most highly compensated officers other than the Chief Financial Officer. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although we consider the impact of this rule when developing and implementing our executive compensation program, we believe it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Stockholder Advisory “Say-on-Pay” Vote

At our 2014 annual meeting, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our stockholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. As an advisory vote, the say-on-pay vote at our 2014 annual meeting will not be binding upon the Company or the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders, and the Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. For additional information, please refer to “Proposal 6: Advisory Vote to Approve Executive Compensation” beginning on page 38.

The advisory vote at our 2014 annual meeting will be our fourth “say-on-pay” vote. We conducted a say-on-pay vote at each of our 2011, 2012 and 2013 annual meetings at which an advisory resolution approving the compensation of our named executive officers, as disclosed in our proxy statement for each such annual meeting, was approved by approximately 95%, 98% and 95% of the shares that were voted either for or against the resolution (excluding abstentions and broker non-votes), respectively. We have considered the favorable results of these votes, and the Committee has not made any changes to our overall executive compensation program as a direct result of the votes.

At our 2011 annual meeting, we also conducted an advisory vote on the frequency of future stockholder advisory votes on executive compensation, at which the Board of Directors recommended that our stockholders vote in favor of holding annual say-on-pay votes instead of the other options presented. At our 2011 annual meeting, approximately 87% of the shares that were voted in favor of one of the three available frequency recommendations (excluding abstentions and broker non-votes) voted in favor of an annual frequency, approximately five percent voted in favor of holding future votes once every two years, and approximately eight percent voted in favor of holding future votes once every three years. In May 2011, we disclosed that, in accordance with the results of the advisory vote, we intend to hold future say-on-pay votes annually until we next hold an advisory vote on the frequency of say-on-pay votes as required under SEC rules.

Compensation Committee Report

The Nominating, Governance and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Nominating, Governance and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Nominating, Governance and Compensation Committee

John V. Lovoi
Terence B. Jupp
L.H. Dick Robertson
Alexander P. Shukis

Summary Compensation Table

The following table sets forth information regarding the compensation of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel (collectively, the “named executive officers”) for services rendered in all capacities during 2011, 2012 and 2013:

	Year	Salary		Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total
Blake T. DeBerry	2013	$634,423		—		$2,456,743	—	$1,220,100	$35,245	(5)	$4,346,511
President and Chief Executive Officer	2012	605,538		—		2,058,704	—	814,600	381,462	(5)	3,860,304
	2011	322,404		$250,000		1,252,620	$485,700	—	388,002	(5)	2,698,726

James A. Gariepy	2013	579,423		—		2,456,743	—	1,113,600	87,428	(6)	4,237,194
Senior Vice President and Chief Operating Officer	2012	554,616		—		2,058,704	—	746,700	10,686		3,370,706
	2011	320,096		230,000		1,252,620	485,700	—	361,506	(6)	2,649,922

Jerry M. Brooks Vice	2013	367,654		—		895,286	—	492,000	10,916		1,765,856
President — Finance and Chief Financial Officer	2012	352,769		—		878,997	—	345,700	62,480	(7)	1,639,946
	2011	295,019		140,000		417,540	323,800	—	10,499		1,186,858

James C. Webster	2013	327,654		—		873,344	—	314,700	10,935		1,526,633
Vice President — General Counsel and Secretary	2012	304,616		—		809,603	—	203,700	10,725		1,328,644
	2011	208,192	(8)	220,000	(9)	417,540	259,040	—	5,085		1,109,857

(1)	Amounts reflect the aggregate grant date fair value of restricted stock awards and performance unit awards computed in accordance with ASC 718. With respect to performance unit awards, amounts are based on probable achievement level of the underlying performance conditions as of the grant date. Assumptions used in the calculation of this amount are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014. The maximum value at the grant date of performance unit awards assuming the highest level of performance is achieved is as follows:

Name	Year	Maximum Value of Performance Unit Awards ($)
Blake T. DeBerry	2013	2,249,912
James A. Gariepy	2013	2,249,912
Jerry M. Brooks	2013	819,912
James C. Webster	2013	799,818

(2)	Amounts reflect the aggregate grant date fair value of option awards computed in accordance with ASC 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Assumptions used in the calculation of this amount are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.
(3)	Amounts reflect short term incentive awards earned with respect to performance in the designated year and paid in the following year.
(4)	The amounts shown under All Other Compensation for each named executive officer include our matching contributions in 2011 to Mr. DeBerry’s and Mr. Webster’s 401(k) account in the amounts of $8,681 and $5,058, respectively, and to each other named executive officer’s 401(k) account in the amount of $9,800 for 2011. The amounts shown in 2012 include our matching contributions to Mr. DeBerry’s 401(k) account in the amount of $9,231 and to each other named executive officer’s 401(k) account in the amount of $10,000. The amounts shown in 2013 include our matching contributions to Mr. DeBerry’s 401(k) account in the amount of $9,692 and to each other named executive officer’s 401(k) account in the amount of $10,200. Each named executive officer is responsible for paying income tax on the amounts listed above.
(5)	The 2011 amounts shown for Mr. DeBerry include amounts associated with his overseas assignment as follows: an overseas allowance of $23,409, a local payment refund of $3,894, a housing allowance of

$80,396, a schooling allowance of $14,536, a utilities allowance of $4,130, a company car allowance of $7,000, payments for foreign taxes of $205,971, relocation costs of $32,884 and miscellaneous costs or allowances of $7,101. The amounts shown for Mr. DeBerry for 2012 and 2013 include payments of foreign taxes of $371,530 and $24,873, respectively, associated with his prior overseas assignment.
(6)	The 2011 amounts shown for Mr. Gariepy include amounts associated with his overseas assignment as follows: an overseas allowance of $23,409, a housing/utilities allowance of $55,871, a schooling allowance of $16,345, a transportation allowance of $2,202, a membership allowance of $1,885, a company car allowance for $6,931, payments for foreign taxes of $194,114, storage costs of $2,062, a U.S. tax return payment of $4,092, a tax gross up of $4,183, relocation costs of $39,464 and miscellaneous costs or allowances of $1,148. The amounts shown for Mr. Gariepy for 2013 includes a payment of foreign taxes of $76,517 associated with his prior overseas assignment.
(7)	The 2012 amounts shown for Mr. Brooks include a payment of $51,775 for unused vacation in connection with a change in the Company’s policies with respect to the accrual of vacation days.
(8)	Mr. Webster joined the Company on February 28, 2011. The 2011 amount reflects his salary from that date until December 31, 2011.
(9)	The 2011 amount shown for Mr. Webster includes a $100,000 bonus paid to Mr. Webster in August 2011 pursuant to the terms of his offer letter.

Grants of Plan-Based Awards

The following table contains information with respect to the grant of plan-based awards.

	Grant Date	Date of Nominating, Governance and Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold	Target	Maximum	Threshold	Target (#)	Maximum
Blake T. DeBerry	—	—	$327,500	$655,000	$1,310,000	—	—	—	—	—		—
	10/28/2013	10/18/2013	—	—	—		9,629		—	—		$1,124,956
	10/28/2013	10/18/2013				4,814	9,629	19,258				1,331,787
James A. Gariepy	—	—	300,000	600,000	1,200,000	—	—	—	—	—		—
	10/28/2013	10/18/2013	—	—	—		9,629		—	—		1,124,956
	10/28/2013	10/18/2013				4,814	9,629	19,258				1,331,787
Jerry M. Brooks	—	—	142,500	285,000	570,000	—	—	—	—	—		—
	10/28/2013	10/18/2013	—	—	—		3,509		—	—		409,956
	10/28/2013	10/18/2013				1,754	3,509	7,018				485,330
James C. Webster	—	—	127,500	255,000	510,000	—	—	—	—	—		—
	10/28/2013	10/18/2013	—	—	—		3,423		—	—		399,909
	10/28/2013	10/18/2013				1,711	3,423	6,846				473,435

(1)	The estimated payouts under non-equity incentive plan awards were based on the terms of the 2013 Bonus Plan. The maximum payout amount (as shown in the Maximum column) was 200% of target for all of our named executive officers. The threshold payout amount (as shown in the Threshold column) was 50% of target for all of our named executive officers. Actual amounts paid in 2014 for 2013 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	The grants of equity incentive plan awards consist of two types of awards for each named executive officer: a restricted stock unit award covering a number of shares listed in the Target # column in the second line for each officer, and a performance unit award, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards in the third line for each officer. The 2013 restricted shares vest in 33 1/3% increments annually beginning on October 28, 2014. The performance unit awards vest based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2013 to September 30, 2016. All awards were granted under our 2004 Incentive Plan.
(3)

Represents the full grant date fair value of the awards calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding stock option, restricted stock and performance unit awards made to each named executive officer as of December 31, 2013:

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
	Exercisable	Unexercisable
Blake T. DeBerry	10,000	—		—	54.13	10/26/2017
	10,000	—		—	20.98	10/28/2018
	10,000	—		—	48.77	10/28/2019
	7,500	2,500	(a)	—	66.93	10/28/2020
	7,500	7,500	(b)	—	68.43	10/28/2021
							6,000	(c)	$659,580
							8,900	(d)	$978,377
							9,629	(e)	$1,058,516
										26,700	(f)	$2,935,131
										4,814	(g)	$529,203
James A. Gariepy	10,000	—		—	54.13	10/26/2017
	10,000	—		—	20.98	10/28/2018
	10,000	—		—	48.77	10/28/2019
	7,500	2,500	(a)	—	66.93	10/28/2020
	7,500	7,500	(b)	—	68.43	10/28/2021
							6,000	(c)	$659,580
							8,900	(d)	$978,377
							9,629	(e)	$1,058,516
										26,700	(f)	$2,935,131
										4,814	(g)	$529,203
Jerry M. Brooks	10,000	—		—	54.13	10/26/2017
	10,000	—		—	20.98	10/28/2018
	10,000	—		—	48.77	10/28/2019
	7,500	2,500	(a)	—	66.93	10/28/2020
	5,000	5,000	(b)	—	68.43	10/28/2021
							2,000	(c)	$219,860
							3,800	(d)	$417,734
							3,509	(e)	$385,744
										11,400	(f)	$1,253,202
										1,754	(g)	$192,817
James C. Webster	4,000	4,000	(b)	—	68.43	10/28/2021
							2,000	(c)	$219,860
							3,500	(d)	$384,755
							3,423	(e)	$376,290
										10,500	(f)	$1,154,265
										1,711	(g)	$188,090

(a)	The options vest on October 28, 2014.
(b)	The options vest in two equal annual installments beginning on October 28, 2014.
(c)	The restricted stock awards vest on December 8, 2014.
(d)	The restricted stock awards vest in two equal annual installments beginning on October 26, 2014.

(e)	The restricted stock awards vest in one-third increments over a three-year period beginning on October 28, 2014, the first anniversary of the date of grant.
(f)	The performance unit awards are shown at maximum amounts and vest based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2012 to September 30, 2015. Based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2012 to December 31, 2013, the provided amounts reflect maximum payout of the awards.
(g)	The performance unit awards are shown at threshold amounts and vest based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2013 to September 30, 2016.

Option Exercises and Stock Vested

The following table indicates the number and value of stock awards vested during 2013:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercises (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Blake T. DeBerry	10,000	$480,360	10,450	$1,173,571
James A. Gariepy	10,000	481,299	10,450	1,173,571
Jerry M. Brooks	10,000	484,172	3,900	439,682
James C. Webster	—	—	3,750	422,225

(a)	Amount represents the vesting of a portion of the restricted stock awards granted on December 8, 2011 and October 26, 2012. The restricted stock awards vest in one-third increments over a three-year period beginning on the first anniversary of the date of grant.
(b)	The Value Realized on Vesting for the restricted stock awards was determined using the market price on the vesting date.

Equity Compensation Plan Information

The table below sets forth the following information about our common stock that may be issued under our existing equity compensation plan as of December 31, 2013. Our existing equity compensation plan has been approved by our stockholders.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by stockholders (1)	817,762	(2)	$56.25	(3)	694,679
Equity compensation plans not approved by stockholders	—		N/A		—

Total	817,762		$56.25		694,679

(1)	Consists of the 1997 Incentive Plan of Dril-Quip, Inc. and the 2004 Incentive Plan of Dril-Quip, Inc. No further awards may be issued under the 1997 Incentive Plan.

(2)	Includes, in addition to 512,895 shares underlying options, an aggregate of 156,114 shares issuable upon settlement of outstanding grants of 78,057 performance units (which assumes maximum performance is achieved) and 148,753 shares of restricted stock awards that have not yet vested.
(3)	This weighted-average exercise price does not reflect the shares issuable upon settlement of outstanding grants of performance shares or stock awards.

Potential Payments Upon Termination or Change-in-Control

Current Executive Officers

Effective December 8, 2011, we entered into employment agreements with Blake T. DeBerry, President and Chief Executive Officer, James A. Gariepy, Senior Vice President and Chief Operating Officer, Jerry M. Brooks, Vice President — Finance and Chief Financial Officer, and James C. Webster, Vice President — General Counsel and Secretary.

If an executive’s employment is terminated by us without cause (as defined in the employment agreement) and prior to a change of control period (as defined in the employment agreement), the executive will be entitled to (i) a lump sum cash payment equal to the executive’s base salary through the termination date together with compensation for accrued vacation time (the “Accrued Amount”), (ii) a lump sum cash payment equal to two times the executive’s annual base salary, in the case of Messrs. DeBerry and Gariepy, and one times the annual base salary, in the case of Messrs. Brooks and Webster, and (iii) continued medical, dental and life insurance coverage until the earlier of the executive’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or two years, in the case of Messrs. DeBerry and Gariepy, or one year, in the case of Messrs. Brooks and Webster.

If an executive’s employment is terminated by us without cause or by the executive for good reason (as defined in the employment agreement) and during a change of control period, the executive will be entitled to (i) a lump sum cash payment equal to the Accrued Amount, (ii) a lump sum cash payment equal to three times the executive’s annual base salary, in the case of Messrs. DeBerry and Gariepy, and two times the annual base salary, in the case of Messrs. Brooks and Webster, (iii) a lump sum cash payment equal to a pro rata portion of the greater of the annual bonus target for the year of termination or the average annual bonus amount paid for the three most recent performance periods (as defined in the employment agreement), (iv) a lump sum cash payment in an amount equal to three times, in the case of Messrs. DeBerry and Gariepy, and two times, in the case of Messrs. Brooks and Webster, the greater of the annual bonus target for the year of termination or the average annual bonus amount paid for the three most recent performance periods (as defined in the employment agreement), (v) immediate vesting of any stock options or restricted stock previously granted to the executive and outstanding as of the time immediately prior to the date of his termination, and (vi) continued medical, dental and life insurance coverage until the earlier of the executive’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or three years, in the case of Messrs. DeBerry and Gariepy, or two years, in the case of Messrs. Brooks and Webster.

If an executive’s termination is with cause at any time, other than for good reason during a change of control period (as defined in the employment agreement) or due to death or disability, the executive will be entitled to (i) a lump sum cash payment equal to the Accrued Amount and (ii) the provision of deferred compensation and other employee benefits otherwise due.

In the event the change-of-control severance benefits payable to the executive under the employment agreement subject the executive to the “parachute payment” excise tax under Section 4999 of the Code (“Excise Tax”), the executive will be liable for payment of the Excise Tax. No Excise Tax “gross-up payment” will be made to or on behalf of the executive by us.

The following tables show potential payments to our executive officers under their existing employment agreements upon termination of employment, assuming a December 31, 2013 termination date:

Blake T. DeBerry

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$21,561	$21,561	$21,561
Base Salary Severance Payment (2)	1,310,000	1,965,000	—
Pro Rated Bonus Amount (3)	—	655,000	—
Additional Bonus Amount (4)	—	1,965,000	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	5,641,304	—
Continued Insurance Coverage (6)	19,237	29,443	—

Total	$1,350,798	$10,277,308	$21,561

(1)	Includes 69 hours of accrued vacation time.
(2)	Calculated using base salary in effect at December 31, 2013.
(3)	Calculated using a target bonus amount of $655,000.
(4)	Calculated using a target bonus amount of $655,000.
(5)	Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 31, 2013 ($109.93) and the exercise price of unvested stock options as of such date, in the case of stock options, (ii) the closing price of Dril-Quip common stock on December 31, 2013 ($109.93), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.
(6)	Calculated based on assumptions used for financial reporting purposes under FASB ASC 715-60 (“ASC 715-60”), Employer’s Accounting for Postretirement Benefits Other than Pensions.

James A. Gariepy

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$26,463	$26,463	$26,463
Base Salary Severance Payment (2)	1,200,000	1,800,000	—
Pro Rated Bonus Amount (3)	—	600,000	—
Additional Bonus Amount (4)	—	1,800,000	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	5,641,304	—
Continued Insurance Coverage (6)	19,237	29,443	—

Total	$1,245,700	$9,897,210	$26,463

(1)	Includes 92 hours of accrued vacation time.
(2)	Calculated using base salary in effect at December 31, 2013.
(3)	Calculated using a target bonus amount of $600,000.
(4)	Calculated using a target bonus amount of $600,000.

(5)	Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 31, 2013 ($109.93) and the exercise price of unvested stock options as of such date, in the case of stock options and (ii) the closing price of Dril-Quip common stock on December 31, 2013 ($109.93), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.
(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Jerry M. Brooks

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$39,450	$39,450	$39,450
Base Salary Severance Payment (2)	380,000	760,000	—
Pro Rated Bonus Amount (3)	—	285,000	—
Additional Bonus Amount (4)	—	570,000	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	2,350,684	—
Continued Insurance Coverage (6)	10,375	21,169	—

Total	$429,825	$4,026,303	$39,450

(1)	Includes 216 hours of accrued vacation time.
(2)	Calculated using base salary in effect at December 31, 2013.
(3)	Calculated using a target bonus amount of $285,000.
(4)	Calculated using a target bonus amount of $285,000.
(5)	Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 31, 2013 ($109.93) and the exercise price of unvested stock options as of such date, in the case of stock options and (ii) the closing price of Dril-Quip common stock on December 31, 2013 ($109.93), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.
(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

James C. Webster

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$15,653	$15,653	$15,653
Base Salary Severance Payment (2)	340,000	680,000	—
Pro Rated Bonus Amount (3)	—	255,000	—
Additional Bonus Amount (4)	—	510,000	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	2,100,328	—
Continued Insurance Coverage (6)	9,428	19,237	—

Total	$365,081	$3,580,218	$15,653

(1)	Includes 96 hours of accrued vacation time.
(2)	Calculated using base salary in effect at December 31, 2013.
(3)	Calculated using a target bonus amount of $255,000.
(4)	Calculated using a target bonus amount of $255,000.

(5)	Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 31, 2013 ($109.93) and the exercise price of unvested stock options as of such date, in the case of stock options and (ii) the closing price of Dril-Quip common stock on December 31, 2013 ($109.93), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.
(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Report of the Audit Committee

The Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2013 with management and has discussed with BDO USA, LLP, our independent registered public accountants, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, with respect to those audited financial statements.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with BDO USA, LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee

Alexander P. Shukis

Terence B. Jupp

John V. Lovoi

L.H. Dick Robertson

PROPOSAL 2

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has determined that it is an appropriate time to propose an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 60 million to 110 million and to increase the number of authorized shares of common stock from 50 million to 100 million.

Under our Restated Certificate of Incorporation as currently in effect, the total number of shares of capital stock that we have the authority to issue is 60 million. Of these authorized shares, common stock comprises 50 million shares and preferred stock comprises ten million shares. As of March 24, 2014, the number of shares of common stock outstanding was              (there were no shares held in treasury),              shares of common stock were reserved for issuance on exercise of options and vesting and settlement of restricted stock units under our incentive plans and              shares of common stock were reserved for future grants under those plans. As a result, as of March 24, 2014, we have a total of              shares of common stock available for issuance, after taking into account shares reserved for issuance on the exercise of stock options and future grants. There are no outstanding shares of preferred stock and the proposed amendment would not increase the authorized number of shares of preferred stock.

Our Board of Directors believes that it is advisable and in the best interests of our stockholders to increase the number of authorized shares of common stock to provide a sufficient reserve of shares for our future business and financial needs. These additional authorized shares would provide us greater flexibility in the consideration of future stock splits, sales of common stock or convertible securities to enhance capital and liquidity, possible future acquisitions, and other corporate purposes as our Board of Directors may consider appropriate from time to time. Assuming our stockholders approve the proposed amendment to our Restated Certificate of Incorporation set forth below, we do not expect that further authorization from our stockholders will be solicited for the issuance of any shares of common stock, except to the extent required by applicable law or by the rules of the New York Stock Exchange. Existing holders of shares of common stock would have no preemptive rights under our Restated Certificate of Incorporation to purchase any additional shares of common stock we may issue. It is possible that we may issue additional shares of common stock at a time and under circumstances that may dilute the voting power of existing stockholders, decrease earnings per share and decrease the book value per share of shares presently held. We have no specific plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares of common stock at this time.

The increase in the authorized number of shares of our common stock and the subsequent issuance of a large number of those shares could have the effect of delaying or preventing a change of control of the Company without further action by our stockholders, and thus make it more difficult to remove and replace our management. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change of control of the Company more difficult, and therefore less likely. The additional authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support our Board of Directors in a potential takeover scenario. In addition, the increase in authorized shares of common stock could permit our Board of Directors to approve our issuance of common stock to persons supportive of our incumbent management. Those persons might then be in a position to vote to prevent or delay a proposed business combination or other change-of-control transaction that is deemed unacceptable to our Board of Directors, although perceived to be desirable by some of our stockholders. Any such issuance could provide our management with a means to block any vote that might be used to effect a business combination or other change-of-control transaction in accordance with our Restated Certificate of Incorporation. Although these potential anti-takeover effects are inherent in the proposed amendment, our Board of Directors does not view the increase in the number of authorized shares of common stock as an anti-takeover measure, and the amendment is not being made in response to any specific proposed or contemplated change-of-control transaction or effort by any third party.

Our Board of Directors has unanimously adopted a resolution approving, subject to stockholder approval, and declaring the advisability of an amendment to Article Fourth of our Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 60 million to 110 million and to increase the number of authorized shares of common stock from 50 million to 100 million.

The first sentence of the first paragraph of Article Fourth is proposed to be deleted in its entirety. This sentence currently provides that:

The aggregate number of shares of capital stock that the Corporation shall have authority to issue is Sixty Million (60,000,000), divided into Fifty Million (50,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

The following sentence is proposed to be the new first sentence of Article Fourth:

The aggregate number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), divided into One Hundred Million (100,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

If approved, this amendment will become effective upon the filing of a new restated certificate of incorporation with the Secretary of State of the State of Delaware, which we would complete promptly after the annual meeting.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock. In accordance with our restated certificate of incorporation and Section 242 of the General Corporation Law of the State of Delaware, approval of this proposal will require the affirmative vote of a majority of the outstanding shares of common stock as of the record date. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposal.

The persons named in the accompanying proxy card intend to vote each proxy received in favor of the amendment of the Restated Certificate of Incorporation as set forth above, unless a contrary choice or an abstention is indicated thereon.

PROPOSAL 3

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO DELETE OBSOLETE PROVISIONS

Our Board of Directors has determined that it is an appropriate time to propose an amendment to our restated certificate of incorporation to delete several provisions that are obsolete.

Provisions Applicable from Initial Public Offering

Pursuant to our restated certificate of incorporation, certain provisions are only applicable from and after the date of the closing of our initial public offering of common stock to the public (“IPO”), a date that has already occurred. Our restated certificate of incorporation was executed on October 14, 1997. The closing date of our IPO was October 28, 1997. We are proposing to remove the language that qualifies the applicability of these provisions to avoid confusion.

Provisions Setting Terms for Initial Directors

Our directors are divided into three classes, each serving until the date of the third annual meeting following the annual meeting at which such director was elected. Our restated certificate of incorporation established the initial terms for each class, providing that the directors first elected to Class I, Class II and Class III would serve for a term expiring at the annual meeting next following the end of calendar year 1997, 1998 and 1999, respectively. Following the initial terms set forth in our restated certificate of incorporation, these provisions became obsolete as each subsequently elected director serves for a term ending on the third annual meeting following the annual meeting at which such director was elected.

Provisions Establishing Co-Chairmen and Co-Chief Executive Officers

We are also proposing to remove the provision in our restated certificate of incorporation that provides for three initial Co-Chairmen of the Board of Directors and three initial Co-Chief Executive Officers. At the time of the execution of our restated certificate of incorporation, the positions of Chairman of the Board and Chief Executive Officer were each occupied by three individuals–Larry E. Reimert, Gary D. Smith and J. Mike Walker. Messrs. Reimert, Smith and Walker co-founded the Company in 1981. Because Messrs. Reimert, Smith and Walker are no longer directors or employees of the Company, and because the positions of Chairman of the Board and Chief Executive Officers are each currently occupied by one person, we are proposing to remove the language providing for the trifurcation of these positions. Please read “Corporate Governance Matters—Board Leadership Structure” for a discussion of our current leadership structure.

The proposed text of this amendment is set forth in, and the preceding description is qualified in its entirety by, Exhibit A.

If approved, this amendment will become effective upon the filing of a new restated certificate of incorporation with the Secretary of State of the State of Delaware, which we would complete promptly after the annual meeting.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the amendment to the Restated Certificate of Incorporation to delete obsolete provisions. In accordance with our restated certificate of incorporation and Section 242 of the General Corporation Law of the State of Delaware, approval of this proposal will require the affirmative vote of a majority of the outstanding shares of common stock as of the record date. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposal.

The persons named in the accompanying proxy card intend to vote each proxy received in favor of the amendment of the Restated Certificate of Incorporation as set forth above, unless a contrary choice or an abstention is indicated thereon.

PROPOSAL 4

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO DELETE EXCEPTION TO BUSINESS COMBINATION PROVISIONS FOR CO-FOUNDERS

Article Eighth of our restated certificate of incorporation prevents us from engaging in a “business combination” with a “related person” or any affiliate of a related person unless the business combination is approved by stockholders in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the related person. Generally, a “related person” is a person who (i) beneficially owns 10% or more of the aggregate voting power of all of our outstanding common stock, (ii) is our affiliate and at any time within the two-year period immediately prior to the date in question beneficially owns 10% or more of the aggregate voting power of all of our outstanding common stock or (iii) is an assignee of or has otherwise succeeded to any of our shares that were at any time within the two-year period immediately prior to the date in question beneficially owned by a related person, if such assignment occurred in the course of a privately negotiated transaction.

Currently, our restated certificate of incorporation excludes from the definition of “related person” each of Messrs. Reimert, Smith and Walker and any transferee of Messrs. Reimert, Smith or Walker if the related transfer meets certain restrictions. These provisions were significant because, as of the closing date of our IPO, each of Messrs. Reimert, Smith and Walker beneficially owned in excess of 10% of our outstanding voting shares. Without a specific exclusion from the definition of “related person,” each of Messrs. Reimert, Smith and Walker would have been prevented from engaging in a business combination with us without the prescribed stockholder approval.

Our Board of Directors has determined that it is an appropriate time to propose an amendment to our restated certificate of incorporation to remove the provision that excludes Messrs. Reimert, Smith and Walker and their transferees from the definition of “related person.” Messrs. Reimert, Smith and Walker are no longer directors or employees of the Company, and, to the Company’s knowledge, none of them or their transferees own more than 5% of our outstanding common stock as of February 14, 2014. The effect of this proposal would be to subject any proposed business combination with any of Messrs. Reimert, Smith or Walker or their transferees to the same prescribed stockholder approval requirement as in effect for other related persons.

The proposed text of this amendment to Article Eighth of our restated certificate of incorporation is set forth in, and the preceding description is qualified in its entirety by, Exhibit B.

If approved, this amendment will become effective upon the filing of a new restated certificate of incorporation with the Secretary of State of the State of Delaware, which we would complete promptly after the annual meeting.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the amendment to Article Eighth of the Restated Certificate of Incorporation to delete the exception to the business combination provisions for our co-founders. In accordance with our restated certificate of incorporation, approval of this proposal will require the affirmative vote of the holders of (i) not less than 80% of the outstanding shares of common stock as of the record date and (ii) not less than 66 2/3% of the outstanding shares of common stock not beneficially owned, directly or indirectly, by any “related person” as of the record date. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposal. Based on a review of relevant SEC filings, the Company does not believe that, as of                             , there are any “related persons.”

The persons named in the accompanying proxy card intend to vote each proxy received in favor of the amendment of the Restated Certificate of Incorporation as set forth above, unless a contrary choice or an abstention is indicated thereon.

PROPOSAL 5

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of BDO USA, LLP as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year ending December 31, 2014. This firm has acted as independent registered public accounting firm for us since September 2004, and was approved as independent registered public accounting firm for 2013 at our 2013 annual meeting of stockholders. The Board of Directors recommends the approval of BDO USA, LLP as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year 2014.

Fees

Aggregate fees for professional services rendered for us by our independent registered public accounting firm as of or for the years ended December 31, 2013 and 2012 were as follows:

	2013	2012
1. Audit	$1,362,750	$1,258,000
2. Audit Related	—	—
3. Tax	—	—
4. All Other	5,000	—

Total:	$1,367,750	$1,258,800

Audit fees for 2013 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2013, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings.

Audit fees for 2012 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings.

Representatives of BDO USA, LLP are expected to attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. Unless a service proposed to be provided by the independent registered public accounting firm has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent registered public accounting firm is required to provide detailed back-up documentation concerning the specific services to be provided.

The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the appointment of BDO USA, LLP as our independent registered public accounting firm. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

PROPOSAL 6

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers at the 2014 Annual Meeting of Stockholders. This item, commonly referred to as a “say on pay” vote, provides you, as a Dril-Quip, Inc. stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

The primary objective of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We have structured our compensation program in order to:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

The discussion under “Compensation Discussion and Analysis” beginning on page 14 describes our executive compensation program and the related decisions made by the Nominating, Governance and Compensation Committee in 2013 and the beginning of 2014 in more detail. We urge you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion beginning on page 22 which provides detailed information regarding the compensation of our named executive officers.

We are seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including under “Compensation Discussion and Analysis,” and in the compensation tables and the related narrative discussion. As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Nominating, Governance and Compensation Committee. However, the Board of Directors values the opinions expressed by our stockholders, and, as it did in 2013, the Nominating, Governance and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms they file.

Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2013 all our directors and executive officers during 2013 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

ADDITIONAL INFORMATION

Stockholder Proposals for 2015 Meeting

In order to be included in our proxy material for our annual meeting of stockholders in 2015, eligible proposals of stockholders intended to be presented at the annual meeting must be received by us on or before December 3, 2014 (directed to our Corporate Secretary at the address indicated on the first page of this proxy statement).

Advance Notice Required for Stockholder Nominations and Proposals

Our bylaws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the annual meeting to be held in 2015 if it is received by February 15, 2015. In the case of director nominations by stockholders, our bylaws require that 90 days’ advance written notice be delivered to our Corporate Secretary at our executive offices and set forth for each person whom the stockholder proposes to nominate for election or re-election as a director, among other things, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the number of shares of each class of our capital stock beneficially owned by such person and (d) the written consent of such person to having such person’s name placed in nomination at the meeting and to serve as of a director if elected. The stockholder giving the notice must also include the name and address, as they appear on our books, of such stockholder and the number of shares of each class of our voting stock that are then beneficially owned by such stockholder.

In the case of other proposals by stockholders at an annual meeting, our bylaws require that 90 days advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (a) a description of each proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our books, the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such notice, (d) any financial interest of the stockholder in such proposal and (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting. A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

In order for director nominations and stockholder proposals to have been properly submitted for presentation at this annual meeting, notice must have been received by our Corporate Secretary on or before February 15, 2014. We received no such notice and no stockholder director nominations or proposals will be presented at the annual meeting.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to provide notice to an address shared by two or more stockholders by delivering a single notice to those stockholders. This procedure is referred to as “householding.” We do not household our notice with respect to our stockholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single notice if you share an address with another stockholder.

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the notice, or if you are receiving multiple copies of the notice and wish to receive only one, please notify your broker. Stockholders who currently receive multiple notices at their address and would like to request “householding” of their communications should contact their broker.

Annual Report

The Annual Report to Stockholders, which includes our consolidated financial statements for the year ended December 31, 2013, has been furnished to all stockholders, primarily via the Internet and alternatively by mail if requested. The Annual Report is not a part of the proxy solicitation material.

You may also obtain a copy of Dril-Quip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 without charge from our Corporate Secretary by sending a written request to the address indicated on the first page of this proxy statement or you may access it from our website at www.dril-quip.com.

By Order of the Board of Directors

Blake T. DeBerry
President and Chief Executive Officer

April 2, 2014

Exhibit A

The following is an excerpt setting forth the proposed changes in the introduction of the Restated Certificate of Incorporation:

2. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendments to the Certificate of Incorporation as described herein, and the Corporation’s ~~sole stockholder~~stockholders duly adopted such amendments, all in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

The following is an excerpt setting forth the proposed changes in Article Fifth of the Restated Certificate of Incorporation:

(b) Number, Election and Terms of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, but shall not be less than three nor more than twelve, except in the case of an increase in the number of directors by reason of any provisions contained in or established pursuant to Article FOURTH. ~~From and after the first date of the closing of the initial public offering of the Common Stock to the public for cash that has been registered on a registration statement that has been filed with and declared effective by the Securities and Exchange Commission (the “Initial Public Offering Date”), the~~The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, Class I, Class II and Class III. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected~~; provided, however, that the directors first elected to Class I shall serve for a term expiring at the annual meeting next following the end of the calendar year 1997, the directors first elected to Class II shall serve for a term expiring at the annual meeting next following the end of the calendar year 1998, and the directors first elected to Class III shall serve for a term expiring at the annual meeting next following the end of the calendar year 1999~~. Each director shall hold office until the annual meeting at which such director’s term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

The following is an excerpt setting forth the proposed changes in Article Sixth of the Restated Certificate of Incorporation:

SIXTH: ~~From and after the Initial Public Offering Date, any~~Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law, or as may be prescribed in a Directors’ Resolution, special meetings of stockholders of the Corporation may be called only by ~~any~~the Chairman of the Board of Directors, or by ~~any~~the Chief Executive Officer of the Corporation or by the President of the Corporation or by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the entire Board of Directors. The Corporation shall have such officers as are set forth in the Bylaws~~, and shall initially have three Co-Chairmen of the Board of Directors and Co-Chief Executive Officers, and references herein to the Chairman of the Board of Directors or the Chief Executive Officer shall include any of such persons~~.

A-1

Exhibit B

The following is an excerpt setting forth the changes in Article Eighth of the Restated Certificate of Incorporation:

EIGHTH:(a) In addition to any affirmative vote that may be required by law, this Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in paragraph (b) of this Article EIGHTH:

(i) any merger, consolidation or share exchange of the Corporation or any subsidiary of the Corporation with (A) any Related Person or (B) any other Person (whether or not itself a Related Person) that is, or after such merger, consolidation or share exchange would be, an Affiliate of a Related Person; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation or any subsidiary of the Corporation to any Related Person or any Affiliate of any Related Person, or by any Related Person or any Affiliate of any Related Person to the Corporation or any subsidiary of the Corporation, of any assets or properties having an aggregate Fair Market Value of $10,000,000 or more; or

(iii) any issuance or transfer by the Corporation or any subsidiary of the Corporation of any securities of the Corporation or any subsidiary of the Corporation to any Related Person or any Affiliate of any Related Person (except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary of the Corporation, which securities were acquired by the Related Person prior to becoming a Related Person, or (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or subsidiary of the Corporation, which security is distributed pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Related Person became such, and provided in the case of this clause (B) that there is not an increase of more than 1% in the Related Person’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation as a result of such dividend or distribution); or

(iv) any dissolution of the Corporation voluntarily caused or proposed by or on behalf of a Related Person or any Affiliate of any Related Person; or

(v) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger, consolidation or share exchange of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Person) that has the effect, either directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding stock of any class or series or the securities convertible into stock of any class or series of the Corporation or any subsidiary of the Corporation which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person or otherwise increasing the voting power of the outstanding stock of the Corporation or any subsidiary of the Corporation possessed by any such Related Person or Affiliate; or

(vi) any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing; or

(vii) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing, shall require the affirmative vote of the holders of (x) not less than 80% of the then outstanding Voting Stock held by stockholders voting together as a single class and (y) not less than 66-2/3% of the then outstanding Voting Stock not Beneficially Owned, directly or indirectly, by any Related Person with respect to such Business Combination, voting together as a single class. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, elsewhere in this Certificate of Incorporation, in the Bylaws of the Corporation or in any agreement with any national securities exchange or otherwise.

(b) The provisions of paragraph (a) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, the Bylaws of the

Corporation and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following subparagraphs (i) and (ii) are met:

(i) the cash, property, securities or other consideration to be received per share by holders of each and every outstanding class or series of shares of the Corporation in the Business Combination is, with respect to each such class or series, either (A) the same in form and amount per share as that paid by the Related Person in a tender offer in which such Related Person acquired at least 50% of the outstanding stock of such class or series and which was consummated not more than one year prior to the date of such Business Combination or (B) not less in amount (as to cash) or Fair Market Value (as to consideration other than cash) as of the date of the determination of the Highest Per Share Price (as to property, securities or other consideration) than the Highest Per Share Price applicable to such class or series of shares; provided that in the event of any Business Combination in which the Corporation survives, any shares retained by the holders thereof shall constitute consideration other than cash for purposes of this subparagraph (i); or

(ii) a majority of the Continuing Directors shall have expressly approved such Business Combination either in advance of or subsequent to such Related Person’s having become a Related Person. In the case of any Business Combination with a Related Person to which subparagraph (ii) above does not apply, a majority of the Continuing Directors, promptly following the request of a Related Person, shall determine the Highest Per Share Price for each class or series of stock of the Corporation. Such determination shall be announced not less than five days prior to the meeting at which holders of shares vote on the Business Combination. Such determination shall be final, unless the Related Person becomes the Beneficial Owner of additional shares after the date of the earlier determination, in which case the Continuing Directors shall make a new determination as to the Highest Per Share Price for each class or series of shares prior to the consummation of the Business Combination.

A Related Person shall be deemed to have acquired a share at the time that such Related Person became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates and other Persons whose ownership is attributable to a Related Person, if the price paid by such Related Person for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliate, Associate or other Person or (ii) the Share Price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

(c) For purposes of this Article EIGHTH:

(~~ii~~i) The term “Affiliate,” used to indicate a relationship to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(~~iii~~ii) The term “Associate,” used to indicate a relationship with a specified Person, shall mean (A) any corporation, partnership, limited liability company, association, joint venture or other organization (other than the Corporation or any wholly owned subsidiary of the Corporation) of which such specified Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities; (B) any trust or other estate in which such specified Person has a beneficial interest of 10% or more or as to which such specified Person serves as trustee or in a similar fiduciary capacity; (C) any Person who is a director or officer of such specified Person or any of its parents or subsidiaries (other than the Corporation or any wholly owned subsidiary of the Corporation); and (D) any relative or spouse of such specified Person or of any of its Associates, or any relative of any such spouse, who has the same home as such specified Person or such Associate.

(~~iv~~iii) A Person shall be a “Beneficial Owner” of any stock (A) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (B) which such Person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or (C) which is beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such stock; or (D) of which such Person would be the Beneficial Owner pursuant to the terms of Rule 13d-3 of the Exchange Act, as in effect on May 1, 1996. Stock shall be deemed “Beneficially Owned” by the Beneficial Owner or Owners thereof.

(~~v~~iv) The term “Business Combination” shall mean any transaction which is referred to in any one or more of clauses (i) through (vii) of paragraph (a) of this Article EIGHTH.

(~~vi~~v) The term “Continuing Director” shall mean, with respect to a Related Person, any director of the Corporation who is unaffiliated with the Related Person and was a director prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended or nominated to succeed a Continuing Director by a majority of the Continuing Directors. Without limiting the generality of the foregoing, a director shall be deemed to be affiliated with a Related Person if such director (A) is an officer, director, employee or general partner of such Related Person; (B) is an Affiliate or Associate of such Related Person; (C) is a relative or spouse of such Related Person or of any such officer, director, general partner, Affiliate or Associate; (D) performs services, or is a member, employee, greater than 5% stockholder or other equity owner of any organization (other than the Corporation and its subsidiaries) which performs services for such Related Person or any Affiliate of such Related Person, or is a relative or spouse of any such Person; or (E) was nominated for election as a director by such Related Person.

(vi~~) The term “Estate Planning Vehicle” means a trust, family partnership or similar family-related or family-controlled entity, all of the interests of which are owned by an Individual Major Stockholder, a spouse, sibling or lineal descendant of an Individual Major Stockholder or lineal descendant of a spouse of an Individual Major Stockholder or any distributees under the will of any of the foregoing persons, successors of such persons by intestate succession or trusts for the benefit of any of the foregoing persons.(vii~~) The term “Fair Market Value” shall mean, in the case of securities, the average of the closing sales prices during the 30-day period immediately preceding the date in question of such security on the principal United States securities exchange registered under the Exchange Act on which such security is listed (or the composite tape therefor) or, if such securities are not listed on any such exchange, the average of the last reported sales price (if so reported) or the closing bid quotations with respect to such security during the 30-day period preceding the date in question on the NASDAQ system or any similar system then in use or, if no such quotations are available, the fair market value on the date in question of such security as determined in good faith by a majority of the Continuing Directors; and in the case of property other than cash or securities, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

(~~viii~~vii) The term “Highest Per Share Price” shall mean (A) as to any class or series of stock of which the Related Person Beneficially Owns 10% or more of the outstanding shares, the highest price that can be determined to have been paid or agreed to be paid for any share or shares of that class or series by such Related Person in a transaction that either (1) resulted in such Related Person’s Beneficially Owning 10% or more thereof or (2) was effected at a time when such Related Person Beneficially Owned 10% or more thereof, (B) as to any class or series of stock of which the Related Person Beneficially Owns shares, but not 10% or more of the outstanding shares, the highest price that can be determined to have been paid or agreed to be paid at any time by such Related Person for any share or shares of that class or series that are then Beneficially Owned by such Related Person or (C) as to any other class or series of stock, the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the per share price equivalent of the highest price that can be determined to have been paid or agreed to be paid at any time by the Related Person for any other class or series of stock. In determining the Highest Per Share Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person and the Highest Per Share Price will be appropriately adjusted to take into account (w) distributions paid or payable in stock, (x) subdivisions of outstanding stock, (y) combinations of shares of stock into a smaller number of shares and (z) similar events.

(~~ix) The term “Individual Major Stockholder” means Larry E. Reimert, Gary D. Smith and J. Mike Walker.~~viii) The term “Person” shall mean any individual, corporation, limited liability company, association, partnership, joint venture, trust, estate or other entity or organization.

~~(x) The term “Individual Major Stockholder Transferee” means a transferee from an Individual Major Stockholder or an Individual Major Stockholder Transferee of Common Stock previously owned by an Individual Major Stockholder if (a) such transferee receives such Common Stock directly from an Individual Major Stockholder by will or intestate succession or (b) such transfer is made (i) directly from an Individual Major Stockholder or from a person that is an Individual Major Stockholder Transferee to a spouse, sibling or lineal descendant of an Individual Major Stockholder or lineal descendant of a spouse of an Individual Major Stockholder or (ii) directly from an Individual Major Stockholder or from a person that is otherwise an Individual Major Stockholder Transferee to an Estate Planning Vehicle for estate planning purposes; provided, that an Estate Planning Vehicle shall cease to be an Individual Major Stockholder Transferee at such time as all of the interests therein cease to be owned by an Individual Major Stockholder, a spouse, sibling or lineal descendant of an Individual Major Stockholder or a lineal descendant of a spouse of an Individual Major Stockholder or any distributees under the will of any of the foregoing persons, successors of such persons by intestate succession or trusts for the benefit of any of the foregoing persons.~~

~~(xi) The term “Major Stockholder” shall mean each of the Individual Major Stockholders, Reimert Family Partners, Ltd. or Four Smith’s Company, Ltd.; provided, however, that Reimert Family Partners, Ltd. shall cease to be a Major Stockholder at such time as all of the interests in such partnership are not owned by Larry E. Reimert, his spouse, siblings, lineal descendants, lineal descendants of his spouse, any distributees under the will of any of the foregoing persons, successors of such persons by intestate succession, trusts for the benefit of any of the foregoing persons and Wave Enterprises, Inc. and provided, further, however, that Four Smith’s Company, Ltd. shall cease to be a Major Stockholder at such time as all of the interests in such partnership are not owned by Gary D. Smith, his spouse, siblings, lineal descendants, lineal descendants of his spouse, any distributees under the will of any of the foregoing persons, successors of such persons by intestate succession, and trusts for the benefit of any of the foregoing persons.~~

~~(xii) The term “Person” shall mean any individual, corporation, limited liability company, association, partnership, joint venture, trust, estate or other entity or organization.~~

(~~xiii~~ix) The term “Related Person” shall mean any Person (other than the Corporation or any subsidiary of the Corporation and other than any profit sharing, employee ownership or other employee benefit plan of the Corporation or any subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which (A) is the Beneficial Owner of 10% or more of the aggregate voting power of all outstanding stock of the Corporation; or (B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of 10% or more of the aggregate voting power of all outstanding stock of the Corporation; or (C) is an assignee of or has otherwise succeeded to any shares of stock of the Corporation which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by any Related Person, if such assignment or succession shall have occurred in the course of a privately negotiated transaction rather than an open market transaction. For the purposes of determining whether a Person is a Related Person, the number of shares of any class or series deemed to be outstanding shall include shares of such class or series of which the Person is deemed the Beneficial Owner, but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, otherwise. Notwithstanding the foregoing, the term Related Person shall not include ~~(a) any Major Stockholder, (b) an Individual Major Stockholder Transferee who as a result of such transfer becomes the Beneficial Owner of 10% or more of the aggregate voting power of all outstanding stock of the Corporation, unless and until such Individual Major Stockholder Transferee, together with his Affiliates and Associates, becomes the Beneficial Owner of additional shares of stock of~~

~~the Corporation constituting 1% or more of the then aggregate voting power of all outstanding stock of the Corporation or any other Person who is the Beneficial Owner of at least 1% of the then aggregate voting power of all outstanding stock of the Corporation becomes an Affiliate or Associate of such Individual Major Stockholder Transferee or (c)~~ any Person expressly approved by a majority of the Continuing Directors prior to or subsequent to the consummation of the transaction pursuant to which such Person would otherwise have become a Related Person.

(~~xiv~~x) The term “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article EIGHTH as one class. If the Corporation has shares of Voting Stock entitled to more or less than one vote for any such share, each reference in this Article EIGHTH to a proportion or percentage in voting power of Voting Stock shall be calculated by reference to the portion or percentage of votes entitled to be cast by the holders of such shares.

(d) Nothing contained in this Article EIGHTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

(e) Notwithstanding any other provision of this Certificate of Incorporation (and notwithstanding that a lesser percentage may be specified by law), the affirmative vote of the holders of (x) not less than 80% of the then outstanding Voting Stock held by stockholders, voting together as a single class, and (y) not less than 66-2/3% of the then outstanding Voting Stock not Beneficially Owned, directly or indirectly, by any Related Person, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eighth.

DRIL-QUIP, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, 5 and 6.

1. Election of Directors Nominees:	For	Against	Abstain		For	Against	Abstain	+

01 - Blake T. DeBerry	☐	☐	☐	4. Approval of the amendment to the Restated Certificate of Incorporation to delete the exception to the business combination provisions for our co-founders.	☐	☐	☐

02 - John V. Lovoi	☐	☐	☐	5. Approval of the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

2. Approval of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐	6. Advisory vote to approve compensation of the Company’s named executive officers.	☐	☐	☐

3. Approval of the amendment to the Restated Certificate of Incorporation to delete obsolete provisions.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X 1 8 6 8 3 4 2	+

01SM5C

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2014.

The Proxy Statement, our annual report to shareholders and other proxy materials are available at:

www.edocumentview.com/DRQ

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — DRIL-QUIP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

May 16, 2014

The undersigned hereby appoints Jerry M. Brooks and James C. Webster, jointly and severally, as proxy holders, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dril-Quip, Inc. (the “Company”) to be held on May 16, 2014, at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT COME BEFORE THE MEETING. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, FOR APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO DELETE OBSOLETE PROVISIONS, FOR APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO DELETE THE EXCEPTION TO THE BUSINESS COMBINATION PROVISIONS FOR OUR CO-FOUNDERS, FOR APPROVAL OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014, AND FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

(Continued and to be marked, dated and signed, on the other side)